UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007 (February 20, 2007)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2007, the Compensation Committee of the Board of Directors of Nationwide Financial Services, Inc. (the “Company”) took the actions outlined below with respect to compensation for our Chief Executive Officer, Chief Financial Officer and each of the other executive officers named in the Company’s Proxy Statement dated March 29, 2006. Amounts disclosed as salary and bonus payments for Messrs. Jurgensen and Rosholt and Ms. Snyder represent the portion of each executive’s compensation allocated to the Company under the Amended and Restated Cost Sharing Agreement among Nationwide Mutual Insurance Company and its subsidiaries and affiliates, including the Company.

W.G. Jurgensen, Chief Executive Officer

•	Base salary for 2007: $189,945

•	Senior Executive Incentive Plan (SEIP) bonus paid for 2006: $354,526

•	Bonus opportunity for 2007: target of 150% of total base salary

Timothy G. Frommeyer, Senior Vice President - Chief Financial Officer

•	Base salary for 2007: $305,000

•	SEIP bonus paid for 2006: $246,365

•	Bonus opportunity for 2007: target of 65% of base salary

Mark R. Thresher, President and Chief Operating Officer

•	Base salary for 2007: $640,000

•	SEIP bonus paid for 2006: $810,000

•	Bonus opportunity for 2007: target of 105% of base salary

Gail Snyder, Senior Vice President - Chief Investment Officer

•	Base salary for 2007: $229,841

•	Bonus paid for 2006: $425,639

•	Bonus opportunity for 2007: target of 150% of total base salary

Robert A. Rosholt, Executive Vice President - Finance, Investments and Strategy

•	Base salary for 2007: $144,720

•	SEIP bonus paid for 2006: $270,707

•	Bonus opportunity for 2007: target of 125% of total base salary

Richard A. Karas, the former Senior Vice President, Non-Affiliated Sales was named on the Summary Compensation Table in the proxy statement filed by the Company on March 29, 2006. Mr. Karas retired effective January 6, 2006 and was paid no compensation for 2006.

Bonus Paid for 2006

In 2006, we used annual incentive plans to provide a substantial portion of executives’ total compensation in the form of pay at risk, and to promote our pay-for-performance philosophy with the named executives. These plans provide participants with direct financial rewards in the form of annual incentives that are earned subject to the achievement of key financial and strategic objectives. Plan metrics and targets vary based on each executive’s role. We use the Senior Executive Incentive Plan (SEIP) to establish a maximum award level that would qualify for performance-based compensation deductibility under Section 162(m) of the Internal Revenue Code.

Each year, the Compensation Committee sets specific Company performance measures, goals for threshold, target and outstanding results and weightings for each measurement area under each compensation plan. The Compensation Committee approves a target incentive award opportunity as a percentage of base salary for each participant based on competitive market data, and approves all payments made under these plans and any other plans used to compensate the named executives. Award opportunities are based on the executive’s responsibilities, value to the Company and the target incentive opportunities earned by executives in similar positions at companies reported in the appropriate competitive market data. For 2006, individual targets for the executive officers named above under the SEIP ranged from 65% to 150% of base salary. Actual awards can vary based on the Company’s achieving, exceeding or failing to meet the pre-established performance goals. Actual payouts under the SEIP may range from zero to 2.5 times the individual’s target incentive award opportunity.

The 2006 objectives under the SEIP focused on three measures: net operating earnings per diluted share (weighted 40%), operating revenue growth (weighted 40%) and net operating return on equity (weighted 20%). The results of these objectives resulted in a performance-based award of 203% of target. The Compensation Committee then assessed each executive’s overall performance, overall Company financial performance, financial measures for Nationwide Mutual Insurance Company, the ultimate parent of the Company, and the Office of Investments (for Messrs. Jurgensen and Rosholt and Ms. Snyder) and individual objectives. In determining Messrs. Jurgensen’s and Rosholt’s and Ms. Snyder’s payments for 2006, the Committee also considered the provisions of the cost-sharing agreement, and used discretion (as permitted under the SEIP) to determine the payment allocated to and paid by the Company.

Bonus Opportunity for 2007

The bonus opportunities for 2007 under the SEIP will be dependent on net operating earnings per diluted share (weighted 40%), operating revenue growth (weighted 40%), and net operating return on equity (weighted 20%). The same discretionary factors as described above for 2006 may be considered by the Compensation Committee when determining the amounts to be paid for 2007.

The amounts reported above as base salary for 2007, bonus paid for 2006 and the bonus opportunity for 2007 for Messrs. Jurgensen and Rosholt and Ms. Snyder represent the portion of compensation received by or to be paid to Messrs. Jurgensen and Rosholt and Ms. Snyder for services rendered to the Company and its subsidiaries and as allocated pursuant to the Amended and Restated Cost Sharing Agreement.

Item 5.03 - Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 21, 2007, the Board of Directors approved an amendment to the Amended and Restated Bylaws of the Company. The amendment changed the provision governing the election of directors and provides that directors must be elected by a majority of the votes represented in person or by proxy. This is a change from the previous provision that provided that the candidates receiving the greatest number of votes were elected director, regardless of whether a majority of the votes was obtained by a candidate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2007	NATIONWIDE FINANCIAL SERVICES, INC. (Registrant) /s/ Timothy G. Frommeyer

Timothy G. Frommeyer Senior Vice President - Chief Financial Officer